Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of  October 6, 2009, by and between Asia Gaming & Resort Ltd., a Hong Kong corporation (the “Company”), and Leong Siak Hung, an individual (the “Executive”).

WHEREAS, the Board of Directors of the Company (the “Board”), has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued dedication of Executive; and

WHEREAS, in order to accomplish these objectives, the Board has caused the Company to enter into this Agreement.

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1.           Employment Period.  The Company hereby agrees to continue Executive in its employ, and Executive hereby agrees to remain in the employ of the Company, for the period commencing on the date of the closing of the transactions contemplated by that certain Stock Purchase Agreement (the “Stock Purchase Agreement”) dated October 6, 2009 as amended on November 10, 2009, December 9, 2009 and January 11, 2010 among CS China Acquisition Corp., Asia Gaming and Resort Ltd. and Spring Fortune Investment Ltd and ending on the third anniversary of such date (the “Employment Period”).

2.           Terms of Employment.

(a)           Position and Duties.

(i)            During the Employment Period, (A) Executive’s position, authority, duties and responsibilities shall be that of Chief Executive Officer, and (B) Executive’s services shall be performed at the Company’s executive office in Macau.

(ii)           During the Employment Period, and excluding any periods of vacation and sick leave to which Executive is entitled, Executive agrees to devote his full attention and time during normal business hours to the business and affairs of the Company and to use Executive’s best efforts to perform faithfully and efficiently such responsibilities.  During the Employment Period it shall not be a violation of this Agreement for Executive to (A) serve on civic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions and (C) manage personal investments, so long as such activities do not significantly interfere with the performance of Executive’s responsibilities as an employee of the Company in accordance with this Agreement.

(b)           Compensation.

(i)            Salary.  During the Employment Period, Executive shall receive an annual base salary (“Salary”) at least equal to US$20,000 per month.  Such Salary shall be payable monthly in cash, subject to withholding and deductions pursuant to Section 10(d).

(ii)           Expenses.  During the Employment Period, Executive shall be entitled to receive prompt reimbursement for all reasonable business expenses incurred by Executive in accordance with the policies, practices and procedures of the Company and its subsidiaries provided to other key management employees of the Company and its subsidiaries.

(iii)          Automobile.  During the Employment Period, Executive shall be entitled to the reasonable use of Company-owned automobiles made available by the Company for use by Executive and other key management employees, subject to the reasonable use by such other key management employees, and reimbursement by the Company for all reasonable expenses related to the use and operation of such automobile.

(iv)         Vacation.  During the Employment Period, Executive shall be entitled to paid vacation in accordance with Company policies.

3.           Termination.

(a)           Death or Disability.  This Agreement shall terminate automatically upon Executive’s death.  If the Company determines in good faith that the Disability of Executive has occurred (pursuant to the definition of “Disability” set forth below), it will give to Executive written notice of its intention to terminate Executive’s employment.  In such event, Executive’s employment with the Company shall terminate effective on the 30th day after the date of such notice (the “Disability Effective Date”), provided that, within such time period, Executive shall not have returned to full-time performance of Executive’s duties.  For purposes of this Agreement, “Disability” means disability (either physical or mental) which (i) materially and adversely affects Executive’s ability to perform the duties required of his office, and (ii) is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to Executive or Executive’s legal representative (such agreement as to acceptability not to be withheld unreasonably).

(b)           Cause.  The Company may terminate Executive’s employment for “Cause.”  For purposes of this Agreement, termination of Executive’s employment by the Company for Cause shall mean termination for one of the following reasons: (i) the conviction of Executive of a felony by a court of competent jurisdiction; (ii) an act or acts of dishonesty taken by Executive and intended to result in substantial personal enrichment of Executive at the expense of the Company; or (iii) Executive’s failure to follow a direct, reasonable and lawful written order from the Board, within the reasonable scope of Executive’s duties, which failure is not cured within 5 days.

(d)           Notice of Termination.  Any termination by the Company for Cause shall be communicated by Notice of Termination to Executive given in accordance with Section 10(b) of this Agreement.  For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provisions in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date.  The failure by the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause shall not waive any right of the Company hereunder or preclude the Company from asserting such fact or circumstance in enforcing its rights hereunder.

(e)           Date of Termination.  “Date of Termination” means the date of receipt of the Notice of Termination by Executive or any later date specified therein; provided, however, that if Executive’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of Executive or the Disability Effective Date, as the case may be.

4.           Obligations of the Company upon Termination.

(a)           Death.  If Executive’s employment is terminated by reason of Executive’s death, this Agreement shall terminate without further obligations to Executive’s legal representatives under this Agreement, other than those obligations accrued or earned and vested (if applicable) by Executive as of the Date of Termination, which shall be paid to Executive’s estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination.

(b)           Disability.  If Executive’s employment is terminated by reason of Executive’s Disability, this Agreement shall terminate without further obligations to Executive, other than those obligations accrued or earned and vested (if applicable) by Executive as of the Date of Termination, which shall be paid to Executive in a lump sum in cash within 30 days of the Date of Termination.

(c)           Cause.  If Executive’s employment shall be terminated by the Company for Cause, this Agreement shall terminate without further obligations to Executive other than the obligation to pay to Executive the Salary accrued through the Date of Termination.

5.           Transfer; Forfeiture of Securities.  During the Employment Term, Executive shall not, during any calendar year, sell, hypothecate or otherwise transfer more than twenty percent (20%) of the shares of stock (including shares of stock issued upon the exercise of warrants) of CS China Acquisition Corp. that Executive receives as a result of the transactions contemplated by the Stock Purchase Agreement.  If Executive’s employment is terminated for any reason prior to the expiration of the Employment Term, or upon a breach by Executive of the provisions of Section 6 or Section 7, Executive shall transfer and assign all such shares then held by Executive to CS China Acquisition Corp., together with any rights Executive has to receive further shares and warrants thereafter, and all such securities shall be canceled.  The certificates representing such shares shall bear a legend stating the restrictions of this Section 5.

6.           Confidential Information.        Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its subsidiaries, and their respective businesses, which shall have been obtained by Executive during Executive’s employment by the Company or any of its subsidiaries and which shall not be or become public knowledge (other than by acts by Executive or his representatives in violation of this Agreement).  After termination of Executive’s employment with the Company, Executive shall not, without the prior written consent of the Company, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it.

7.           Non-competition and Non-solicitation.

(a)           Executive agrees that during his employment by the Company, and during the three (3) year period following the termination of Executive’s employment with the Company, regardless of the reason for termination (collectively the “Restricted Period”), Executive shall not, directly or indirectly:

(i)           whether as an individual, partner, joint venturer, owner, manager, stockholder, employee, partner, officer, director, consultant, independent contractor, or other such role, render services to, become employed by, own, or have a financial or other interest in any Competitive Business (as defined in Section 7(b)); or

(ii)           solicit, recruit, induce, offer, assist, encourage or suggest (A) that another business or enterprise offer employment to or enter into a business affiliation with any Company employee, agent, contractor, or representative, or (B) that any Company employee, agent or representative terminate or modify his or her employment or business affiliation with the Company.

(b)           For purposes of this Agreement, the term “Competitive Business” means any person, business or enterprise engaged in the operation or management of casinos or gaming activities in any jurisdiction in which the Company is engaged in the management of casinos or gaming or junket activities or in which the Company has profit interests in casinos or gaming or junket activities.

8.           Remedy for Breach.  Executive acknowledges and agrees that his breach of any of the covenants contained in Section 6 and Section 7 (the “Restrictive Covenants”) of this Agreement will cause irreparable injury to the Company and that remedies at law available to the Company for any actual or threatened breach by Executive of such covenants will be inadequate and that the Company shall be entitled to specific performance of the covenants in this Article 4 or injunctive relief against activities in violation of the Restrictive Covenants by temporary or permanent injunction or other appropriate judicial remedy, writ or order, without the necessity of proving actual damages.  This provision with respect to injunctive relief shall not diminish the right of the Company to claim and recover monetary damages against Executive for any breach of this Agreement, in addition to injunctive relief.  Executive acknowledges and agrees that the Restrictive Covenants shall be construed as agreements independent of any other provision of this or any other contract between the parties hereto, and that the existence of any claim or cause of action by Executive against the Company, whether predicated upon this or any other contract, shall not constitute a defense to the enforcement by the Company of said covenants.

9.           Successors.

(a)           This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive.  This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives.

(b)           This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

10.          Miscellaneous.

(a)           This Agreement shall be governed by and construed in accordance with the law of Hong Kong, without reference to principles of conflicts of law.  The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.  This Agreement may not be amended or modified and no consent may be given hereunder otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives that is approved by a majority plus one of the directors of CS China Acquisition Corp. then in office.

(b)           All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

 If to Executive:

 Rua De Afonso De Albuquerque,
 No. 14F Edf Comandante Reves 4-D,
 Macau.

If to the Company:

Asia Gaming & Resort Ltd.
Unite 1004, 10/F, East Town Bldg.
16 Fenwick Street
Wanchai, Hong Kong
Attention: _________________________

With a copy to:

Ip Solicitors & Notaries
Room 601, 6/F., Tower 1, Admiralty Centre
18 Harcourt Road
Admiralty, Hong Kong

or to such other address as either party shall have furnished to the other in writing in accordance herewith.  Notice and communications shall be effective when actually received by the addressee.

(c)           The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(d)           The Company may withhold from any amounts payable under this Agreement such taxes and other deductions as shall be required to be withheld pursuant to any applicable law or regulation.

(e)           This Agreement contains the entire understanding of the Company and Executive with respect to the subject matter hereof.

11.          No Trust.  No obligation of the Company under this Agreement shall be construed as creating a trust, escrow or other secured or segregated fund, in favor of Executive or his beneficiary.  The status of Executive and Executive’s beneficiary with respect to any liabilities assumed by the Company hereunder shall be solely those of unsecured creditors of the Company.  Any asset acquired or held by the Company in connection with liabilities assumed by it hereunder shall not be deemed to be held under any trust, escrow or other secured or segregated fund for the benefit of Executive or Executive’s beneficiary or to be security for the performance of the obligations of the Company, but shall be, and remain a general, unhypothecated, unrestricted asset of the Company at all times subject to the claims of general creditors of the Company.

IN WITNESS WHEREOF, Executive has hereunto set his hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

EXECUTIVE:

/s/ Leong Siak Hung
Leong Siak Hung

COMPANY:

Asia Gaming & Resort Ltd.

By	/s/ Lam Man Pou
Lam Man Pou
Chief Marketing Officer